Exhibit 14.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
HSBC Holdings plc
We consent to the incorporation by reference in the registration statements (nos. 333-10474, 333-92024, 333-102027, 333-103887, 333-104203, 333-109288, 333-113427, 333-127327, 333-126531, 333-135007, 333-143639, 333-145859, 333-155338 333-158065, 333-158054 and 333-162565) of HSBC Holdings plc of our report dated 1 March 2010, with respect to the consolidated balance sheets of HSBC Holdings plc and its subsidiary undertakings as of 31 December 2009 and 2008, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of cash flows and consolidated statements of changes in equity, for each of the years in the three-year period ended 31 December 2009 and the effectiveness of internal control over financial reporting as at 31 December 2009, which report appears in the 31 December 2009 Annual Report on Form 20-F of HSBC Holdings plc.
Our report refers to a change in the method of accounting for certain financial assets in the year ended 31 December 2008 following the adoption of ‘Reclassification of Financial Assets (Amendments to IAS 39 Financial Instruments: Recognition and Measurement and IFRS 7 Financial Instruments: Disclosures)’.

/s/ KPMG Audit Plc
KPMG Audit Plc
London, England
15 March 2010